UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2013

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,

Maryland 21401

(Address of principal executive offices)

(410) 571-9860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously disclosed by Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) in its Form 10-Q for the quarter ended September 30, 2013, in May 2013, the Company provided a $24 million loan to a wholly-owned subsidiary of EnergySource LLC (“EnergySource”) to be used for a geothermal project. The loan, which matures in May 2018, has an interest rate of 15.22% (of which 6.5% is paid currently and the remainder is accrued against the loan balance). The outstanding balance was $24.8 million as of September 30, 2013. Certain of the Company’s executive officers and directors have an indirect minority equity interest in EnergySource.

As previously noted in such Form 10-Q, in September 2013, it was determined that additional time and equity capital would be required to complete the project’s development. EnergySource has subsequently developed a revised business plan (which includes a revised budget) for the project. EnergySource is in the process of negotiating third party approvals for the revised plan, including with the power purchaser under the project’s existing power purchase agreement. There can be no assurance that EnergySource will be successful in this regard and failure to obtain such approvals could result in further changes to the project plan before the project can move forward.

In connection with the development of the revised business plan, the Company on December 30, 2013 agreed to amend the loan agreement to allow for the repayment of approximately $14 million to be applied to accrued interest and unpaid principal under the loan. The loan agreement has also been amended so that the entire interest amount of 15.22% will be paid quarterly in cash, beginning with the quarterly interest payment due on March 31, 2014. The outstanding loan balance as of December 31, 2013, after giving effect to this amendment and the application of funds described above, is approximately $11.8 million.

Other equity owners of EnergySource are also currently in discussion to purchase the indirect minority equity interest in EnergySource held by certain of the Company’s executive officers and directors. There can be no assurance that any such purchase will be completed.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

January 2, 2014	By:	/s/ Steven L. Chuslo
	Name:	Steven L. Chuslo
	Title:	Executive Vice President and General Counsel